P R E S S   R E L E A S E

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
210/657-1500

ANALYTICAL SURVEYS ANNOUNCES NASDAQ DELISTING

SAN ANTONIO, Texas - April 3, 2007 _ Analytical Surveys, Inc. (ASI) (Nasdaq Capital Market: ANLT), today announced that on April 2, 2007, the Company received notice from the staff of the Nasdaq Stock Market (the “Staff”) that the Nasdaq Listing Qualification Panel has denied the Company's appeal of the Staff’s January 18, 2007 decision to delist the common stock of the Company. Accordingly, the Company’s common stock will be delisted effective at the open of business on April 4, 2007. The Company’s common stock will continue to be traded on the OTC Pink Sheets. Additionally, the Company will seek to establish relationships with market makers and commence trading on the OTC Bulletin Board as soon as practicable. However, there can be no assurance that a market for the Company’s shares will develop.

The Panel’s decision to delist the Company’s common stock was based on two continued listing deficiencies. First, the Panel noted the Company’s non-compliance with Nasdaq Marketplace Rule 4310(c)(2)(B) requiring the Company to have: (i) a minimum of $2,500,000 in stockholders’ equity as of December 31, 2006; (ii) at least $35,000,000 in market value of listed securities, or (iii) at least $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. As reported in the Company’s Form 10-QSB for the quarter ended December 31, 2006, the Company had stockholders’ equity of $2,448,000 at December 31, 2006.

Second, as announced on July 27, 2006, the Staff’s original decision to delist the Company was due to the Company’s non-compliance with Nasdaq Marketplace Rule 4310(c)(4) requiring that the minimum bid price of the Company’s common stock exceed $1.00 per share. In order to regain compliance with this rule the Company had to achieve a $1.00 minimum bid price for 10 consecutive trading days during the 180-day period ending on January 17, 2007. The Company was unable to regain compliance with Marketplace Rule 4310(c)(4).

ASI’s Chief Executive Officer, Lori Jones, said that management does not expect the Staff’s determination will have any impact on ASI’s day-to-day operations. "While we are disappointed with the Panel’s decision, we will continue normal operations and pursue merger and acquisition opportunities that can provide shareholder value. Our small capital structure and the limited number of shares outstanding has restricted the growth steps we can accomplish under Nasdaq Marketplace Rules. We plan to continue to meet our reporting obligations with the Securities and Exchange Commission and maintain corporate standards as we strive to build the Company.”

Analytical Surveys, Inc., which has historically served the GIS markets, has recently transitioned its focus toward the development of oil and gas exploration and production opportunities. ASI’s Energy Division is focused on high-quality exploratory and developmental drilling opportunities, as well as purchases of proven reserves with upside potential attributable to behind-pipe reserves, infill drilling, deeper reservoirs and field extension opportunities. ASI is headquartered in San Antonio, Texas. For more information, visit www.asienergy.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.

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